Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2016

Board of Directors Authorizes Increase
in Quarterly Cash Dividend from $0.06 to $0.07 Per Share

HIGH POINT, N.C. (December 1, 2015) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter and six months ended November 1, 2015.

Fiscal 2016 Second Quarter Highlights

■	Net sales were $77.0 million, up 4.0 percent, with mattress fabric sales up 5.6 percent and upholstery fabric sales up 1.8 percent, as compared with the same quarter last year.

■	Pre-tax income was $6.1 million, up 26 percent compared with $4.9 million in the second quarter of fiscal 2015.

■
Adjusted net income (non-GAAP) was $5.2 million, or $0.41 per diluted share, for the current quarter, compared with $4.1 million, or $0.33 per diluted share, for the second quarter of fiscal 2015.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6). Net income (GAAP) was $3.8 million, or $0.30 per diluted share, compared with net income of $3.0 million, or $0.24 per diluted share, in the prior year period.

■	The company’s financial position remained strong with cash and cash equivalents and short term investments of $37.5 million.

■	With the final $2.2 million payment made on the company’s term loan in August, Culp is now debt-free for the first time in its history.

■
The company announced a 17 percent increase in its quarterly cash dividend from $0.06 to $0.07 per share, or $0.28 per share on an annualized basis, commencing in the third quarter of fiscal 2016. Since reinstating dividends in June 2012, the company’s quarterly dividend payment has more than doubled.

Fiscal 2016 Year to Date Highlights

■	Net sales were $157.1 million, up 4.7 percent, with mattress fabric sales up 8.6 percent and upholstery fabric sales almost flat compared with the same period a year ago.

■	Pre-tax income was $13.6 million compared with $10.3 million for the same period last year, representing a 31 percent increase.

■
Adjusted net income (non-GAAP) was $11.4 million, or $0.92 per diluted share, compared with $8.7 million, or $0.70 per diluted share, for the prior year period.  Net income (GAAP) was $8.5 million, or $0.68 per diluted share, compared with $6.3 million, or $0.51 per diluted share, for the same period a year ago.

■	Consolidated return on capital was 32 percent, compared with 25 percent for the same period a year ago.

■	Capital expenditures for the year to date period totaled $5.3 million, almost all of which related to the mattress fabrics segment, compared with $5.1 million a year ago.

■
During the first half of fiscal 2016, the company paid $6.4 million in dividends, of which $4.9 million was for a special dividend. Since June 2011, the company has returned a total of $36 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

■
The projection for third quarter fiscal 2016 is for overall sales to be flat to slightly higher than the previous year’s strong third quarter, which was up over 12 percent from the prior year period.  Pre-tax income for the third quarter of fiscal 2016 is expected to be in the range of $6.0 to $6.6 million.  Pre-tax income for the third quarter of fiscal 2015 was $5.9 million.

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CFI Announces Results for Second Quarter Fiscal 2016

December 1, 2015

Overview

For the second quarter ended November 1, 2015, net sales were $77.0 million, a 4.0 percent increase compared with $74.0 million a year ago.  The company reported net income of $3.8 million, or $0.30 per diluted share, for the second quarter of fiscal 2016, compared with net income of $3.0 million, or $0.24 per diluted share, for the second quarter of fiscal 2015.

Given the volatility in the income tax area during fiscal 2015 and previous years, the company is also reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 6). The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a few more years, due to approximately $32 million in U.S. net operating loss carryforwards as of the end of fiscal 2015.  For the second quarter of fiscal 2016, adjusted net income was $5.2 million, or $0.41 per diluted share, compared with $4.1 million, or $0.33 per diluted share, for the second quarter of fiscal 2015.  On a pre-tax basis, the company reported income of $6.1 million compared with pre-tax income of $4.9 million for the second quarter of fiscal 2015.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Overall, our second quarter sales were in line with our expectations, and we are pleased with our consistent overall growth trend through the first half of fiscal 2016.  Our higher sales in both businesses for the second quarter reflect a favorable customer response to our creative designs and wide range of innovative products.  We also had a solid operating performance in both businesses as we continued to leverage the strength of our efficient manufacturing platform.  We have also realized the benefits of our recent capital improvement projects in the mattress fabrics business.  Importantly, we have the financial strength to continue to make the strategic investments to support our growth and return funds to shareholders.

“We are also pleased that our financial performance and strong balance sheet have enabled us to increase our quarterly cash dividend by 17 percent from $0.06 to $0.07 per share, or $0.28 per share on an annualized basis.  Notably, we have consistently increased our quarterly dividend every year since we reinstated the dividend in June 2012.  This action is consistent with our capital allocation strategy and confirms our commitment to generate value for our shareholders,” added Saxon.

Mattress Fabrics Segment

Mattress fabric sales for the second quarter were $45.4 million, up 5.6 percent, compared with $43.0 million for the second quarter of fiscal 2015.

“We are pleased with our performance for the second quarter, highlighted by steady sales growth over the prior year period,” said Iv Culp, president of Culp’s mattress fabrics division.  “These results were in line with our expectations as we continued to execute our strategy with consistent and favorable results.  Notably, we were able to drive higher sales in what is typically a seasonal slowdown after the Labor Day holiday mattress promotional events.  We have continued to outpace the industry due to our proven ability to meet changing customer demand.  Our strategic focus on design creativity has been a critical driver of our success with an innovative and diverse product offering, including mattress fabrics and covers, across all price points.  Along with our design excellence and innovation, we are well positioned to sustain our growth with our mirrored manufacturing platform, technical expertise and expanded reactive capacity, all of which support our excellent service and delivery performance.

“We have also made steady progress in our operating results through the first half of fiscal 2016.  We are realizing the benefits of our recent capital investments with increased capacity via newer, more efficient equipment, enhanced finishing capabilities and better overall throughput.  We also recognized lower raw material costs in the second quarter compared with a year ago, but this benefit was somewhat offset by increased customer pricing pressures.  We are near completion of our current expansion project in our Canadian location with the installation of additional new equipment and other technological improvements.  We look forward to the efficiency opportunities these investments will provide as we prepare for the next seasonal promotions.  We are committed to making further investments in our manufacturing platform to maintain our competitive advantage and sustain our strong value proposition,” added Culp.

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CFI Announces Results for Second Quarter Fiscal 2016

December 1, 2015

Upholstery Fabrics Segment

Sales for this segment were $31.5 million for the second quarter of fiscal 2016, a 1.8 percent improvement compared with sales of $31.0 million in the second quarter of fiscal 2015.

“We are pleased with our financial and operating performance for upholstery fabrics for the second quarter of fiscal 2016, which was in line with our expectations,” noted Boyd Chumbley, executive vice president of Culp’s upholstery fabrics division.  “These results reflect consistent execution of our product-driven strategy.  Our creative designs are resonating with our customers as we offer a diverse range of innovative products that meet changing market trends and style preferences.  At the same time, we have extended our market reach to a more diverse customer base, with continued growth in sales to the hospitality and lifestyle retail markets.  Notably, Culp had an excellent showing at the recent October furniture market with a high level of customer placements.

“In addition to our growth in sales, our operating results for upholstery fabrics showed significant improvement over the same period last year, with an improved contribution coming from our U.S. operation.  Also affecting the year-over-year comparison was the fact that last year’s second quarter results included the unfavorable impact of one-time charges related to the closure of our Culp Europe operation.

“Our flexible global platform continues to support our overall marketing efforts, and China produced fabrics represented 91 percent of Culp’s upholstery fabric sales for the second quarter of fiscal 2016.  We have also benefitted from a more stable cost environment in China through the first half of this year compared with the same period a year ago.  We look forward to the opportunities ahead, especially as a better economy and stronger U.S. housing market support higher consumer spending for home furnishings,” added Chumbley.

Balance Sheet

“We have maintained a strong financial position though the first half of 2016, even as we made our final $2.2 million debt payment, returned $6.4 million to shareholders through special and regular dividend payments, and invested $5.3 million of capital expenditures primarily in our mattress fabrics business,” added Ken Bowling, chief financial officer of Culp, Inc. “As of November 1, 2015, we reported $37.5 million in cash and cash equivalents and short-term investments compared with $35.3 million a year ago. Importantly, with the final $2.2 million payment made on our term loan in August, we are now debt-free for the first time in our history.”

Dividends and Share Repurchases

The company also announced that the Board of Directors approved a 17 percent increase in the company’s quarterly cash dividend from $0.06 to $0.07 per share, or $0.28 per share on an annualized basis.  Since reinstating dividends in June 2012, the quarterly dividend payment has more than doubled.  This payment will be made on January 18, 2016, to shareholders of record as of January 4, 2016.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

No shares have been repurchased to date in fiscal 2016.  The company’s $5.0 million share repurchase program was authorized by the Board of Directors in February 2014, of which $4.3 million is currently available for additional share repurchases.

Since June 2011, the company has returned a total of $36 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Outlook

Commenting on the outlook for the third quarter of fiscal 2016, Saxon remarked, “We expect overall sales to be flat to slightly higher as compared with a strong performance for the third quarter of last year, which reflected a 12 percent year-over-year improvement.

“We expect sales in our mattress fabrics segment to be one percent to three percent higher compared with the same period a year ago, which was an exceptionally strong quarter, with a 19 percent improvement over the prior year period.  Operating income and margins in this segment are expected to be moderately higher than the same period a year ago.

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CFI Announces Results for Second Quarter Fiscal 2016

December 1, 2015

“In our upholstery fabrics segment, we expect sales to be comparable to the previous year’s third quarter results.  Forecasting third quarter sales for this business can be challenging given the timing of Chinese New Year, which will occur in early February 2016.  We believe the upholstery fabric segment’s operating income and margins will be moderately higher than the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2016 in the range of $6.0 million to $6.6 million.  Pre-tax income for last year’s third quarter was $5.9 million.

“Looking at the full year, capital expenditures for fiscal 2016 are expected to be approximately $10.0 million to $11.0 million, mostly related to expansion and efficiency improvement projects for mattress fabrics.  Additionally, the company expects another good year of free cash flow, even with the anticipated high level of capital expenditures and modest growth in working capital. Finally, given our strong start to fiscal 2016, and our current expectation that sales and operating performance for the second half of the year will be comparable or slightly better than the same period last year, we expect the full year’s operating performance to show meaningful improvement over fiscal 2015.”

In closing, Saxon remarked, “We are pleased with our results to date for fiscal 2016, with steady overall growth in sales compared with the same period last year and a solid operating performance, with pre-tax income up over 30 percent compared with last year.  Our creative designs and ability to consistently innovate have distinguished our products in the marketplace, and we have done an outstanding job in meeting the changing demands of our customers.  We have created a strategic infrastructure though our flexible and scalable global platform that supports our ability to respond to new market opportunities.  Importantly, we have the financial strength to continue to invest in our business and, at the same time, reward our shareholders.  We look forward to the opportunities ahead for fiscal 2016.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 17, 2015 for the fiscal year ended May 3, 2015. In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for Second Quarter Fiscal 2016

December 1, 2015

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	November 1, 2015	November 2, 2014	November 1, 2015	November 2, 2014

Net sales	$76,956,000	$73,991,000	$157,141,000	$150,051,000
Income before income taxes	$6,144,000	$4,890,000	$13,552,000	$10,349,000
Net income	$3,771,000	$3,001,000	$8,471,000	$6,346,000
Net income per share:
Basic	$0.31	$0.25	$0.69	$0.52
Diluted	$0.30	$0.24	$0.68	$0.51

Adjusted net income	$5,179,000	$4,103,000	$11,424,000	$8,683,000
Adjusted net income per share
Basic	$0.42	$0.34	$0.93	$0.71
Diluted	$0.41	$0.33	$0.92	$0.70

Average shares outstanding:
Basic	12,343,000	12,218,000	12,310,000	12,215,000
Diluted	12,484,000	12,401,000	12,481,000	12,403,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Six Months Ended
	November 1, 2015	November 2, 2014	November 1, 2015	November 2, 2014

Income before income taxes	$6,144,000	$4,890,000	$13,552,000	$10,349,000
Adjusted income taxes (2)	$965,000	$787,000	$2,128,000	$1,666,000
Adjusted net income	$5,179,000	$4,103,000	$11,424,000	$8,683,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $32 million in net operating loss carryforwards as of May 3, 2015. Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 15.7% for fiscal 2016 and 16.1% for fiscal 2015.

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CFI Announces Results for Second Quarter Fiscal 2016

December 1, 2015

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Six Months Ended November 1, 2015, and November 2, 2014
(Unaudited)
(Amounts in Thousands)

		SIX MONTHS ENDED

		Amounts
		November 1,	November 2,
		2015	2014

Consolidated Effective GAAP Income Tax Rate	(1)	37.5%	38.7%

Non-Cash U.S. Income Tax Expense		(21.5)%	(21.9)%

Non-Cash Foreign Income Tax Expense		(0.3)%	(0.7)%

Consolidated Adjusted Effective Income Tax Rate	(2)	15.7%	16.1%

	THREE MONTHS ENDED
	As reported		November 1, 2015	As reported		November 2, 2014
	November 1,		Proforma Net	November 2,		Proforma Net
	2015	Adjustments	of Adjustments	2014	Adjustments	of Adjustments

Income before income taxes	$6,144	$-	$6,144	$4,890		$4,890

Income taxes (3)	2,373	$(1,408)	965	1,889	$(1,102)	787
Net income	$3,771	$1,408	$5,179	$3,001	$1,102	$4,103

Net income per share-basic	$0.31	$0.11	$0.42	$0.25	$0.09	$0.34
Net income per share-diluted	$0.30	$0.11	$0.41	$0.24	$0.09	$0.33
Average shares outstanding-basic	12,343	12,343	12,343	12,218	12,218	12,218
Average shares outstanding-diluted	12,484	12,484	12,484	12,401	12,401	12,401

	SIX MONTHS ENDED
	As reported		November 1, 2015	As reported		November 2, 2014
	November 1,		Proforma Net	November 2,		Proforma Net
	2015	Adjustments	of Adjustments	2014	Adjustments	of Adjustments

Income before income taxes	$13,552	$-	$13,552	$10,349	$-	$10,349

Income taxes (3)	5,081	$(2,953)	2,128	4,003	$(2,337)	1,666
Net income	$8,471	$2,953	$11,424	$6,346	$2,337	$8,683

Net income per share-basic	$0.69	$0.24	$0.93	$0.52	$0.19	$0.71
Net income per share-diluted	$0.68	$0.24	$0.92	$0.51	$0.19	$0.70
Average shares outstanding-basic	12,310	12,310	12,310	12,215	12,215	12,215
Average shares outstanding-diluted	12,481	12,481	12,481	12,403	12,403	12,403

(1)	Calculated by dividing consolidated income tax expense (benefit) by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3)	Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for Second Quarter Fiscal 2016

December 1, 2015

Reconciliation of Free Cash Flow
For the Six Months Ended November 1, 2015, and November 2, 2014
  (Unaudited)
(Amounts in thousands)

	Six Months Ended	Six Months Ended
	November 1, 2015	November 2, 2014

Net cash provided by operating activities	$11,204	$14,538
Minus: Capital Expenditures	(5,255)	(5,087)
Add: Proceeds from the sale of equipment	225	391
Add: Proceeds from life insurance policies	-	320
Minus: Purchase of long-term investments	(864)	(1,146)
Add: Excess tax benefits related to stock-based compensation	838	108
Effect of exchange rate changes on cash and cash equivalents	271	80

Free Cash Flow	$6,419	$9,204

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CFI Announces Results for Second Quarter Fiscal 2016

December 1, 2015

Reconciliation of Return on Capital
For the Six Months Ended November 1, 2015, and November 2, 2014
(Unaudited)
(Amounts in thousands)

	Six Months Ended	Six Months Ended
	November 1, 2015	November 2, 2014

Consolidated Income from Operations	$13,760	$10,195
Average Capital Employed (2)	87,372	80,872

Return on Average Capital Employed (1)	31.5%	25.2%

Average Capital Employed

	November 1, 2015	August 2, 2015	May 3, 2015

Total assets	$173,668	$169,872	$171,368
Total liabilities	(50,693)	(51,147)	(51,941)

Subtotal	$122,975	$118,725	$119,427
Less:
Cash and cash equivalents	(31,176)	(25,933)	(29,725)
Short-term investments	(6,320)	(6,336)	(10,004)
Long-term investments	(3,279)	(2,893)	(2,415)
Income taxes receivable	(75)	(142)	(229)
Deferred income taxes - current	(7,754)	(6,986)	(4,790)
Deferred income taxes - non-current	(382)	(412)	(447)
Current maturities of long-term debt	-	2,200	2,200
Income taxes payable - current	305	392	325
Income taxes payable - long-term	3,655	3,634	3,792
Deferred income taxes - non-current	5,927	4,064	1,050
Deferred compensation	4,421	4,280	4,041
Total Capital Employed	$88,297	$90,593	$83,225

Average Capital Employed (2)	$87,372

	November 2, 2014	August 3, 2014	April 27, 2014

Total assets	$156,662	$154,212	$160,935
Total liabilities	(44,988)	(45,065)	(49,191)

Subtotal	$111,674	$109,147	$111,744
Less:
Cash and cash equivalents	(28,953)	(24,665)	(29,303)
Short-term investments	(6,318)	(6,311)	(6,294)
Long-term investments	(1,911)	(1,749)	(765)
Income taxes receivable	-	(136)	(121)
Deferred income taxes - current	(6,191)	(6,203)	(6,230)
Deferred income taxes - non-current	(508)	(973)	(2,040)
Current maturities of long-term debt	2,200	2,200	2,200
Line of credit	-	569	586
Income taxes payable - current	268	387	442
Income taxes payable - long-term	3,980	4,037	3,962
Deferred income taxes - non-current	1,395	1,013	1,013
Deferred compensation	3,794	3,632	2,644
Long-term debt, less current maturities	-	2,200	2,200
Total Capital Employed	$79,430	$83,148	$80,038

Average Capital Employed (2)	$80,872

Notes:

(1)	Return on average capital employed represents operating income for the six month period ending November 1, 2015 or November 2, 2014 times two quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, line of credit, current and noncurrent deferred tax assets and liabilities, income taxes receivable and payable, and deferred compensation.

(2)	Average capital employed used for the six months ending November 1, 2015 was computed using the three quarterly periods ending November 1, 2015, August 2, 2015 and May 3, 2015.
Average capital employed used for the six months ending November 2, 2014 was computed using the three quarterly periods ending November 2, 2014, August 3, 2014 and April 27, 2014.

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